Exhibit 10.1
May 30, 2006
Christiano Butler
200 Bardonia Road
Bardonia, NY 10954
Dear Chris:
It gives me great pleasure to offer you the position of Vice President of Technical Support, Electro-Optical Sciences, Inc. This is a critical post as EOS prepares for the roll-out of its final pivotal trial, and commercialization of MelaFind®.
     Reporting to the President & Chief Executive Officer, and working closely with the Software, Clinical Trials, and Marketing Departments, you will be responsible for the following: (1) deployment, set-up, and technical training of MelaFind® systems at pivotal trial sites; (2) technical support to clinical trial sites; (3) clinical site and customer Corrective Action Preventive Action system implementation and management including initiation of root cause assessments; (4) interaction with MelaFind® production staff (including ASKION), Marketing, and product design experts in the design and market research of the final commercial MelaFind® systems; and (5) management of a technical support capability and field force for commercialization.
     Compensation will consist of a yearly salary of $140,000 paid semi-monthly ($5,833.33) and a grant of options to acquire up to 40,000 shares of EOS common stock according to the company’s Employee Incentive Stock Option Plan. The options are exercisable at a value equivalent to the end of day trading price of MELA stock on the date of issue and will vest according to the following schedule: (1) 10,000 options with vesting of 20% (2,000 options) yearly on the anniversary date of hire with the first grant of 2,000 options on the day of hire; (2) 15,000 options upon completion of the pivotal trial for MelaFind®; (3) and 15,000 options upon PMA approval of MelaFind®. Acceleration of option vesting will be triggered by the occurrence of an Acquisition Event (as defined in the Plan); provided, that any Acquisition Event that results in EOS’ Board of Directors consisting of individuals who are the same as, or share affiliations with, the directors representing at least 51% of the Board of Directors prior to the Acquisition Event, shall not be considered an Acquisition Event for the purpose of this paragraph.
     The position requires significant travel, particularly during the initial phase of pivotal trial roll-out. Thereafter, travel is not anticipated to exceed 50% per month, on average. Reasonable travel expenses and other business expenses will be reimbursed upon submission of receipts in accordance with EOS’ business expense reimbursement policy. You will be provided a cellular phone with remote e-mail capability for EOS business use, exclusively.
One Bridge Street Suite 15 Irvington NY 10533 www.eo-sciences.com 800.729.8849 fax 914.591.3785

     As a development stage company with no earnings, EOS is not in a position to offer a yearly cash bonus. However, at the discretion of the Compensation Committee and Board of Directors, cash bonuses may be awarded. You will be issued a corporate AMEX credit card, to be used for EOS business, and reasonable expenses charged to that card will be paid upon submission of appropriate receipts. As you know, employment in the state of New York is on an “at will basis,” meaning either you or EOS may terminate your employment at any time with or without cause.
     You will be eligible to participate in EOS’s health insurance plan, which includes family medical, dental, and prescription drug coverage, as well as a non-contributory Simple IRA. You will be granted 4 weeks of paid personal time off (PTO).
     The start date for full-time employment is May 29, 2006. The position is based full-time at EOS headquarters, presently at 3 West Main Street, Irvington, NY. Although occasional telecommuting is permitted with prior approval of the President & CEO, this position requires maximal time on premises or at clinical trial sites and customers.
     This is an exciting time for EOS. The future of the company depends on our ability to efficiently execute and achieve the milestones that we have set. I believe that you can make a great contribution in helping to achieve our goals. Moreover, I feel that you will be able to work effectively with our fine staff, and enhance the professionalism of EOS.
     Please sign below indicating your acceptance of the offer and mail it to me at my office.
     Please call me if you have any questions — (914) 400-6724.

Sincerely,

/s/ Joseph V. Gulfo

Joseph V. Gulfo, MD, MBA
President & CEO

ACCEPTED AND AGREED:

/s/ Christiano Butler
Christiano Butler
Date: 5/30/2006
3 West Main Street Suite 201, Irvington-on-Hudson, New York 10533
(Cell) 914.400.6724; (Tel) 914.591.3783 x10; (Fax) 914.591.3785
jvgulfo@eosciences.com